Exhibit 99.1

NEWS RELEASE Dayton, OH March 31, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Friday, March 31, 2006

MTC Acquires Aerospace Integration Corporation

DAYTON, Ohio, March 31 — MTC Technologies, Inc. (MTC) and subsidiaries (Nasdaq: MTCT), a significant provider of engineering, information technology, and other technical solutions to the Department of Defense (DoD) and national security agencies, announced today that the stockholders of Aerospace Integration Corporation (AIC) have signed an agreement to sell all of the company’s outstanding common stock of AIC to MTC. The transaction is subject to customary closing conditions and is expected to close on April 1, 2006.

Founded in 1997, AIC is an “S corporation” small business headquartered in Crestview, FL. AIC also maintains offices and facilities in Albertville and Huntsville, AL, Warner Robins, GA and Ft. Monmouth, NJ; with field offices in Fayetteville, NC; Orangeburg, SC; Little Rock, AR; Abilene, TX; and Moses Lake, WA.

With approximately 345 employees and approximately $34 million in revenue for the 12 months ended December 31, 2005, AIC has focused its efforts on serving DoD’s Special Operations Forces (SOF). AIC performs design and modification for avionics, flight controls, and weapon systems, and fully integrates the upgraded systems and components into aircraft and ground-based vehicles.

The acquisition further strengthens MTC’s strategy to become a premier player in aircraft modernization and sustainment activities, while providing a significant increase in one of its target markets, SOF. AIC is a recognized leader in providing quality solutions for SOF and Combat Search and Rescue (CSAR) special mission, fixed and rotary wing aircraft.

“The union of our two great companies creates a great platform for a complete range of aircraft integration capabilities across the entire spectrum of design, engineering, and installation of advanced aircraft modernization activities,” said David Gutridge, MTC Chief Executive Officer. “AIC management will continue to run operations under the direction of AIC President and CEO, George Gonzalez. The entire MTC team welcomes George and his associates to our MTC family, and we are excited about the value our joint contributions will bring to our companies, our customers, and our stockholders.”

Commenting on the transaction, Mr. Gonzalez stated: “Teaming up with MTC will generate some great synergy by providing us the capital base and reach back capability to fuel our growth plans, while enabling us to continue our rapid response to mission critical aircraft modifications and upgrades that our customers have come to know us for. The similar cultures of our two companies will enable us to hit the ground running.”

The initial purchase price for 100% of the common stock of AIC is $41.3 million, plus assumption of $3 million in debt related to the recent construction of a second aircraft hangar, to be paid in cash at closing. AIC’s shareholders may receive additional payments through 2007 if certain operating goals are achieved. The maximum amount of all contingent payments is $16 million, which would also be paid in cash. The Company expects its purchase price to ultimately be reduced through realization of future tax benefits with a net present value of approximately 18% of the purchase price, due to the sellers making an election under Internal Revenue Code section 338(h)(10). A portion of the stock in AIC is owned by Mr. Raj Soin, Chairman of the Board of MTC, and members of his family. The transaction was approved by a special committee of independent directors of MTC appointed by the Board of Directors.

The transaction is expected to be accretive in 2006, and its contributions to 2006 revenue and earnings will be outlined in connection with the Company’s first quarter earnings announcement on April 25, 2006.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 59th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as the “Top Performing Small Company,” MTC employs approximately 2,700 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including that of AIC; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.